Exhibit 99.1

MOCON enters into an Agreement with Volatile Analysis Corporation to sell its business formerly known as the Microanalytics

January 14, 2016

MINNEAPOLIS, DATE (GLOBE NEWSWIRE) -- MOCON, Inc. (NASDAQ:MOCO) announced today that it has entered into an agreement to sell substantially all the assets of the business which was formerly known as the ‘Microanalytics’ business and which is currently conducted in Round Rock, Texas to Volatile Analysis Corporation of Huntsville, Alabama (“VAC”). The assets of the business sold consist of equipment and analytical chemistry services, formulation, product development, and consulting, primarily focused on identification of odors and aromas.     Volatile Analysis Corporation is a leader in solving odor and aroma problems for its customers. Their goal is to assist customers’ progress from reactionary to preventative planning for odor problems. VAC has unique sensory-analytical teams assimilated to develop personalized odor management strategies for their clients. Katherine Malmay-Bazemore, chief executive officer of VAC said, “These assets and the group of individuals associated with Microanalytics have been solving odor problems for years. We are excited to bring them under the Volatile brand. The combination of Volatiles existing offerings supplemented and integrated with the Microanalytics solutions bring an end-to-end solution for all the specialized chemistry issues and opportunities around odor, flavor, and aroma”.

“We feel VAC will be an excellent fit for this business and believe our customers will be placed in capable hands”, said Don DeMorett, chief operating officer of MOCON. “We believe this aligns with our overall corporate expertise and strategy. We look forward to working with VAC on a smooth transition and partnering with them on future odor and aroma projects.”

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information. MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO. MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

About Volatile Analysis Corporation

Volatile Analysis Corporation located in the Huntsville AL metropolitan area with a focus in analytical services surrounding volatiles and their associated odors and aromas and a research focus developing technologies and protocols based upon volatile profiles in the fields of disease detection, food safety, and genetics. Volatiles research focus allowed for it becoming an associate company of the renowned Hudson Alpha Institute of Biotechnology.

Contact:

Jeremy Cummings @   Info@volatileanalysis.com